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                                                                     EXHIBIT 8



                       (Letterhead of Foley & Lardner)


                               (608) 258-4214


                              February 8, 1994



Wisconsin Public Service Corporation    WPS Resources Corporation
700 North Adams Street                  700 North Adams Street
P.O. Box 19001                          P.O. Box 19001
Green Bay, WI  54307-9001               Green Bay, WI  54307-9001

            Re:  FEDERAL INCOME TAX CONSEQUENCES OF FORMATION
                 OF HOLDING COMPANY STRUCTURE

Gentlemen:

            As counsel to Wisconsin Public Service Corporation (the "Company") and WPS Resources Corporation ("Resources"), we have been asked to advise you concerning the anticipated federal income tax consequences of a Share Exchange and corporate restructuring whereby the Company will become a wholly owned subsidiary of Resources. The facts relating to the proposed transaction are described in the Registration Statement of the Company dated this date and are generally summarized below. All defined terms herein have the meaning ascribed to them in the Registration Statement.

            The Company and Resources have entered into an Agreement and Plan of Share Exchange (the "Plan"), pursuant to which one share of Resources Common Stock will be exchanged for each share of Company Common Stock outstanding at the Effective Time of the Share Exchange. Resources was organized by the Company solely for purposes of the proposed transaction and has minimum capitalization and no significant assets and does not engage in any business. The outstanding shares of Resources Common Stock held by the Company prior to the Effective Time of the Share Exchange will be cancelled. As a result of the foregoing, the Company will continue its business as a wholly owned subsidiary of Resources, and all of the Resources Common Stock outstanding immediately after the Effective Time will be owned by the former common shareholders of the Company. Holders of Company Common Stock will not be required to exchange their certificates for Resources Common Stock. After the Effective

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Wisconsin Public Service Corporation
WPS Resources Corporation
February 8, 1994
Page 2

Time, stock certificates representing shares of Company Common Stock will be deemed for all purposes to represent shares of Resources Common Stock.

            The outstanding preferred stock, first mortgage bonds and any other debt securities of the Company will not be altered in the Share Exchange and corporate restructuring. Such securities will remain outstanding and will continue to be securities of the Company and will continue to be held by the same persons as before the transaction. Immediately following the Effective Time, the Company will transfer to Resources all of the outstanding shares of common stock of Packerland Energy Services, Inc. ("Packerland") and WPS Communications, Inc. ("Communications"), wholly owned subsidiaries of the Company.

            In rendering the opinions contained herein, we have relied on the following representations you have made to us:

            (a) The fair market value of the Resources Common Stock to be received in the Share Exchange by the holders of the Company's Common Stock will be approximately equal to the fair market value of the shares of the Company Common Stock exchanged therefor.

            (b) Resources has no plan or intention to sell or otherwise dispose of any of the Company Common Stock it will receive in the Share Exchange or to liquidate the Company or to cause the Company to be merged into another corporation or to sell or otherwise dispose of its assets, except in the ordinary course of business other than the dividend of the shares of Packerland and Communications.

            (c) After the Share Exchange, Resources will operate the Company as a wholly owned subsidiary and the business of the Company will be continued.

            (d) Resources has no plan or intention to purchase or redeem any shares of its Common Stock issued in the Share Exchange.

            (e) Resources will not operate as an investment company as described in Section 1.351-1(c)(1) of the Treasury Regulations.

            (f) Following the Share Exchange, the former holders of Common Stock of the Company will own all of the outstanding Common Stock of Resources and will, therefore, be in control of Resources within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). Resources has no plan or intention of issuing additional shares of Resources Common Stock or of issuing any other classes of stock which would result in the present stockholders of the Company losing control of Resources within the meaning of
Section 368(c) of the Code.

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Wisconsin Public Service Corporation
WPS Resources Corporation
February 8, 1994
Page 3

            (g) To the best knowledge of the management of the Company, there is no plan or intention on the part of the present stockholders of the Company to sell or otherwise dispose of shares of Resources Common Stock to be received in the Share Exchange in a transaction or series of transactions which would result in such stockholders losing control of Resources within the meaning of
Section 368(c) of the Code.

            (h) Resources will not assume any liabilities of the Company shareholders in connection with the Share Exchange nor will the Company Common Stock received by Resources be subject to any liabilities of the Company shareholders in the hands of Resources.

            (i) Resources, the Company and the stockholders of the Company each will pay their own expenses, if any, incurred in connection with the transaction.

            (j) To the best knowledge of the management of the Company, none of the Company Common Stock being transferred to Resources in the Share Exchange was received in the liquidation of another corporation.

            (k) Prior to the Share Exchange, there will be no intercorporate debt between Resources and the Company that was acquired or will be settled at a discount.

            (l) The Company has been filing a consolidated federal income tax return with Packerland and Communications.

            (m) None of the Resources Common Stock to be received by the stockholders of the Company Common Stock will be issued in consideration for past or future services.

            In connection with the preparation of this opinion, we have examined such documents concerning the transaction as we deem necessary. We have based our conclusions on the Code and the Treasury Regulations promulgated pursuant thereto as well as judicial and administrative interpretations thereof. Legislation passed, regulations promulgated, administrative interpretations or judicial decisions issued subsequent to the date of this letter may result in a different treatment of the proposed transaction than is anticipated by our opinion herein. We have assumed for all purposes that the Share Exchange and related transactions will be effected as set forth above and as described in the Registration Statement.

            We have not discussed this opinion with representatives of the Internal Revenue Service and it is not binding thereon. Although rulings have been issued by the Internal Revenue Service involving similar transactions, there can be no assurances that the Internal Revenue Service would reach the same or similar conclusions in this transaction. The present policy of the Internal Revenue Service is not to issue rulings in transactions involving the formation of a holding company under Section 351 of the Code. Further, we have not considered the application of state income or other tax laws to the Share Exchange and corporate restructuring and, therefore, limit our opinion to the federal income tax opinions set forth below.

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Wisconsin Public Service Corporation
WPS Resources Corporation
February 8, 1994
Page 4

            Based upon the foregoing, and with due regard to such legal considerations as we deem necessary, we are of the opinion that:

            (a) No gain or loss will be recognized by the owners of Company Common Stock upon the exchange of such stock for Resources Common Stock.

            (b) The basis of Resources Common Stock to be received by the owners of Company Common Stock pursuant to the Plan will be the same as their basis in Company Common Stock exchanged.

            (c) The holding period of Resources Common Stock to be received by the owners of Company Common Stock in connection with the Plan will include the period during which Company Common Stock being exchanged was held, provided that Company Common Stock is held as a capital asset in the hands of the shareholder at the Effective Time.

            (d) No gain or loss will be recognized by Resources or the Company in connection with the Share Exchange.

            (e) The affiliated group of corporations of which the Company is the Common Parent immediately before the Share Exchange will continue in existence for consolidated tax return purposes, and Resources will be the common parent of such affiliated group after the Share Exchange and corporate restructuring.

            (f) No gain or loss will be recognized by owners of Company preferred stock as a result of the restructuring and the basis and holding period of the preferred stock will not change.

            This opinion is solely for the benefit of the Company, Resources and the holders of the Common Stock of the Company immediately prior to the Share Exchange and may not be relied upon in any manner by any other person. We hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                   Very truly yours,

                                   /s/ Foley & Lardner

                                   FOLEY & LARDNER